EXHIBIT 99.1
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                  SEMOTUS SOLUTIONS ANNOUNCES FINANCIAL RESULTS
                    FOR THE FIRST QUARTER ENDED JUNE 30, 2003

                   Semotus Reports 35% Reduction in Net Loss,
               Margin Improved to 77% and Cash Burn Reduced by 67%

LOS GATOS, CA.-- (PrimeZone Media) August 14, 2003, 12:30 PM EST -- Semotus Solutions (AMEX:DLK), a leading provider of software for mobile enterprise applications, reported the financial results of the first quarter of its fiscal year 2004. For the three months ended June 30, 2003, the Company continued on its path to profitability with a reduced net loss and cash burn rate and at the same time further improving its margins.

Semotus reported a reduction in its net loss to $673,000 or $0.03 per share in the three months ended June 30, 2003 from $1.0 million or $0.06 per share in the three months ended June 30, 2002. Semotus also reduced its use of cash by 67% to $231,000 from $709,000 in the three months ended June 30, 2003 versus 2002. Semotus' operating performance improved, as evidenced by a continued increase in its gross profit margin to 77% for the quarter ended June 30, 2003 from 65% for the quarter ended June 30, 2002. Revenues declined to $354,000 from $614,000 in the quarter ended June 30, 2003 versus 2002. This revenue decline is substantially all a result of the completion of a customer maintenance contract at March 31, 2003. Last year's recorded revenue resulted from the amortization of deferred revenue from the customer maintenance contract and as such, had no impact on the cash position of the Company.

As discussed in Note 5 to the Consolidated Financial Statements, "Stock Based Compensation Expense", the Company's net loss was increased by a non-cash charge to income of $348,000 due to the application of the variable method of accounting for certain stock options that were repriced. In accordance with generally accepted accounting principles, $348,000, or 51% of the Company's net loss, is a consequence of the non-cash compensation expense recognized on repriced stock options.

"We have stayed on our course that we set out upon last year to improve our operations and get to profitability," said Mr. Charles Dargan, CFO of Semotus. "This quarter continues to build upon our Consolidation and Centralization Plan and we are closing in on our goal of profitability."

Mr. Anthony LaPine, CEO and Chairman of the Board, stated, "Now that we have cut our losses and increased our gross margins, our next challenge is revenue growth. Semotus' recent partnership with Reuters is just one of many new Sales and Marketing initiatives that are expected to contribute to future revenue growth. We continue to conserve our cash while we carefully invest in our future."

Mr. LaPine continued, "We have completed the difficult and painful Consolidation and Centralization phase of the company evolution. We have cleaned up the equity structure with the buy back of a $5.7 million dollar Preferred. Semotus now has a clean ownership structure with one class of common stock and no debt. As I have mentioned in the past, we are committed to achieving profitability and to increased shareholder value."
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ABOUT SEMOTUS SOLUTIONS
Founded in 1993, Semotus Solutions (AMEX:DLK) is a premier provider of software for the mobile enterprise, connecting employees to critical business systems, information and processes. With a Fortune 1000 installed base and more than 600 corporate customers including Lockheed Martin, Blue Cross Blue Shield, Coca-Cola, Hewlett Packard, Nextel Communications, JP Morgan-Chase, and The United Nations, Semotus Solutions' software provides mobility, convenience, efficiency and profitability in the areas of workforce automation, finance, healthcare, and m-commerce. Semotus Solutions is proud to be included in the Deloitte & Touche 2002 "Technology Fast 500" list of companies. WWW.SEMOTUS.COM
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SEMOTUS SOLUTIONS
MEDIA CONTACT
STEPHANIE JANARD, 303-708-1159
Marketing Manager
SJANARD@SEMOTUS.COM
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SEMOTUS SOLUTIONS
INVESTOR RELATIONS CONTACT
TALI DURANT, 408-358-7100
Corporate Counsel
TDURANT@SEMOTUS.COM
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This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "intends, "believes and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to secure additional sources of finance, the ability to reduce operating expenses, and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statement due to such risks and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.